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                                                                    EXHIBIT 99.1

[LOGO OF ADVANCE AUTO PARTS]                                   5673 Airport Road
                                                               Roanoke, VA 24012
                                                            Phone (540) 362-4911
                                                              Fax (540) 561-1448

                                       CONTACT: Jim Wade
                                                President and CFO
                                                Advance Auto Parts
                                                (540) 561-1833

                                                Jeffrey Zack, Laila Danesh
                                                Morgen-Walke Associates
                                                (212) 850-5600

ADVANCE AUTO PARTS REPORTS PRELIMINARY OPERATING RESULTS

Roanoke, VA. October 12, 2001 -- Advance Auto Parts today announced sales and EBITDA for the eight weeks ended September 8, 2001.

Sales for the eight weeks ended September 8, 2001 increased 9.5% to $406.7 million from $371.3 million reported last year. Retail sales rose approximately 11.0% to $394.5 million from $355.4 million. The increase in retail sales was partially offset by lower sales in the wholesale dealer business, as expected. Comparable store sales increased 7.8% for the eight-week period. Both the "do-it-yourself" and "do-it-for-me" businesses showed continued sales growth.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the eight-week period rose 25.7% to $39.2 million from $31.2 million for the prior-year period.

Sales for the thirty-six weeks ended September 8, 2001 were $1,743.5 million, an increase of 8.5% over prior-year sales of $1,606.5 million. Retail sales for this period increased 10.2% to $1,670.1 million from $1,515.7 million. Comparable store sales increased 6.6%.

EBITDA for the thirty-six weeks ended September 8, 2001 was $146.4 million, an increase of 23.6% over the $118.4 million for the same period last year. The year-to-date results included two non-recurring items that increased EBITDA by $3.2 million. Excluding these non-recurring items, EBITDA increased 20.9% to $143.2 million for the thirty-six week, year-to-date period. Net debt at September 8, 2001 was $535.0 million, a reduction of $27.3 million from the same time last year.

The Company also commented that after seeing some slowing in sales during the week of September 11th, sales levels for the weeks following the week of September 11 have been in line with the Company's comparable store sales trends for the thirty-six weeks ended September 8, 2001.

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The Company anticipates that it will release its third quarter financial results on November 8, 2001.

Advance Auto Parts is the primary trade name for Advance Stores Company, Incorporated, a wholly owned subsidiary of Advance Holding Corporation. At September 8, 2001, Advance operated 1,784 stores in 38 states, primarily located in the Northeastern, Southeastern, and Midwestern regions of the United States and in Puerto Rico and the Virgin Islands. The company is based in Roanoke, Va., and is the second largest auto parts chain in the nation. Additional information about the company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the company web site at www.advanceautoparts.com.
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Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements.

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